Exhibit 99.1

News Release

ACI Worldwide, Inc. Reports Financial Results for the

Quarter Ended March 31, 2017

HIGHLIGHTS*

•	Revenue up 10% in Q1 year over year

•	Adjusted EBITDA up 68% year over year to $42 million

•	Operating Free Cash Flow up 157% year over year to $76 million

•	Reiterating 2017 guidance

*	Adjusted for FX and the Community Financial Services (CFS) divestiture

NAPLES, FLA — May 4, 2017 — ACI Worldwide (NASDAQ: ACIW), a leading global provider of real-time electronic payment and banking solutions, today announced financial results for the quarter ended March 31, 2017. Results and comparisons discussed in the Q1 Financial Summary section of this Press Release exclude the impact of the Community Financial Services (CFS) divestiture in Q1 2016, as well as foreign currency fluctuations.

“We had a solid start to 2017. We signed several important contracts in the quarter, including an Immediate Payments deal with Jack Henry. Q1 revenue grew 10% and Adjusted EBITDA increased 68% year over year. Our cash flow also increased significantly in the quarter,” commented Phil Heasley, President and CEO, ACI Worldwide. “Following a successful investor day in March as well as several customer-focused events, we remain excited about the growth opportunities for Universal Payments in the electronic payments landscape.”

Q1 2017 FINANCIAL SUMMARY

New bookings were $89 million, which was down compared to Q1 2016 due to timing. Term extension bookings were $96 million, up 34% from last year’s quarter.

Our 12-month backlog declined $6 million to $814 million and our 60-month backlog declined $23 million to $4.0 billion during the quarter. Both numbers were impacted by the timing of new bookings compared to the prior year quarter.

Revenue in Q1 was $231 million, up 10% from the same quarter last year. Monthly recurring revenue was $173 million, or 75% of total revenue.

Adjusted EBITDA in Q1 grew $17 million to $42 million, an increase of 68%, from $25 million in Q1 2016. After adjusting for pass through interchange revenues of $39 million and $34 million in Q1 2017 and Q1 2016, respectively, net adjusted EBITDA margin in Q1 was 22% in 2017 versus 14% in Q1 of 2016.

ACI ended Q1 2017 with $100 million in cash on hand, up from $76 million at year end, and a debt balance of $710 million, which represents a decrease of $43 million from year end 2016. Operating free cash flow (OFCF) for the quarter was $76 million, up 157% from Q1 2016.

REITERATE GUIDANCE

In 2017, we expect to generate revenue in a range of $1.0 billion to $1.025 billion, which represents 2-5% organic growth. Adjusted EBITDA is expected to be in a range of $250 million to $255 million, which excludes approximately $14 million in one-time integration related expenses for PAY.ON, the CFS divestiture, and data center and facilities consolidation. We expect to generate between $225 million and $230 million of revenue in the second quarter. We expect full year 2017 new bookings to grow in the upper single digit range.

CONFERENCE CALL TO DISCUSS FINANCIAL RESULTS AND OUTLOOK

Management will host a conference call at 8:30 am ET to discuss these results as well as 2017 guidance. Interested persons may access a real-time audio broadcast of the teleconference at http://investor.aciworldwide.com/ or use the following numbers for dial-in participation: US/Canada: (866) 914-7436, international: +1 (817) 385-9117. Please provide your name, the conference name ACI Worldwide, Inc. and conference code 7764496. There will be a replay of the call available for two weeks on (855) 859-2056 for US/Canada callers and +1 (404) 537-3406 for international participants.

About ACI Worldwide

ACI Worldwide, the Universal Payments (UP) company, powers electronic payments for more than 5,100 organizations around the world. More than 1,000 of the largest financial institutions and intermediaries, as well as thousands of global merchants, rely on ACI to execute $14 trillion each day in payments and securities. In addition, myriad organizations utilize our electronic bill presentment and payment services. Through our comprehensive suite of software solutions delivered on customers’ premises or through ACI’s private cloud, we provide real-time, immediate payments capabilities and enable the industry’s most complete omni-channel payments experience. To learn more about ACI, please visit www.aciworldwide.com. You can also find us on Twitter @ACI_Worldwide.

© Copyright ACI Worldwide, Inc. 2017.

For more information contact:

John Kraft, Vice President, Investor Relations & Strategic Analysis

ACI Worldwide

239-403-4627

john.kraft@aciworldwide.com

To supplement our financial results presented on a GAAP basis, we use the non-GAAP measures indicated in the tables, which exclude certain business combination accounting entries, significant transaction-related expenses, as well as other significant non-cash expenses such as depreciation, amortization and stock-based compensation, that we believe are helpful in understanding our past financial performance and our future results. The presentation of these non-GAAP financial measures should be considered in addition to our GAAP results and are not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP. Management generally compensates for limitations in the use of non-GAAP financial measures by relying on comparable GAAP financial measures and providing investors with a reconciliation of non-GAAP financial measures only in addition to and in conjunction with results presented in accordance with GAAP. We believe that these non-GAAP financial measures reflect an additional way to view aspects of our operations that, when viewed with our GAAP results, provide a more complete understanding of factors and trends affecting our business. Certain non-GAAP measures include:

•	Non-GAAP revenue: revenue plus deferred revenue that would have been recognized in the normal course of business if not for GAAP purchase accounting requirements. Non-GAAP revenue should be considered in addition to, rather than as a substitute for, revenue.

•	Non-GAAP operating income: operating income plus deferred revenue that would have been recognized in the normal course of business if not for GAAP purchase accounting requirements and significant transaction-related expenses. Non-GAAP operating income should be considered in addition to, rather than as a substitute for, operating income.

•	Adjusted EBITDA: net income plus income tax expense (benefit), net interest income (expense), net other income (expense), depreciation, amortization and stock-based compensation, as well as deferred revenue that would have been recognized in the normal course of business if not for GAAP purchase accounting requirements and significant transaction-related expenses. Adjusted EBITDA should be considered in addition to, rather than as a substitute for, operating income.

ACI is also presenting operating free cash flow, which is defined as net cash provided by operating activities, net after-tax payments associated with employee-related actions and facility closures, net after-tax payments associated with significant transaction-related expenses, and less capital expenditures plus European data center and cybersecurity capital expenditures. Operating free cash flow is considered a non-GAAP financial measure as defined by SEC Regulation G. We utilize this non-GAAP financial measure, and believe it is useful to investors, as an indicator of cash flow available for debt repayment and other investing activities, such as capital investments and acquisitions. We utilize operating free cash flow as a further indicator of operating performance and for planning investing activities. Operating free cash flow should be considered in addition to, rather than as a substitute for, net cash provided by operating activities. A limitation of operating free cash flow is that it does not represent the total increase or decrease in the cash balance for the period. This measure also does not exclude mandatory debt service obligations and, therefore, does not represent the residual cash flow available for discretionary expenditures. We believe that operating free cash flow is useful to investors to provide disclosures of our operating results on the same basis as that used by our management.

ACI also includes backlog estimates, which include all license, maintenance, and services (including SaaS and Platform) specified in executed contracts, as well as revenues from assumed contract renewals to the extent that we believe recognition of the related revenue will occur within the corresponding backlog period. We have historically included assumed renewals in backlog estimates based upon automatic renewal provisions in the executed contract and our historic experience with customer renewal rates.

Backlog is considered a non-GAAP financial measure as defined by SEC Regulation G. Our 60-month backlog estimate represents expected revenues from existing customers using the following key assumptions:

•	Maintenance fees are assumed to exist for the duration of the license term for those contracts in which the committed maintenance term is less than the committed license term.

•	License, facilities management, and software hosting arrangements are assumed to renew at the end of their committed term at a rate consistent with our historical experiences.

•	Non-recurring license arrangements are assumed to renew as recurring revenue streams.

•	Foreign currency exchange rates are assumed to remain constant over the 60-month backlog period for those contracts stated in currencies other than the U.S. dollar.

•	Our pricing policies and practices are assumed to remain constant over the 60-month backlog period.

Estimates of future financial results are inherently unreliable. Our backlog estimates require substantial judgment and are based on a number of assumptions as described above. These assumptions may turn out to be inaccurate or wrong, including, but not limited to, reasons outside of management’s control. For example, our customers may attempt to renegotiate or terminate their contracts for a number of reasons, including mergers, changes in their financial condition, or general changes in economic conditions in the customer’s industry or geographic location, or we may experience delays in the development or delivery of products or services specified in customer contracts which may cause the actual renewal rates and amounts to differ from historical experiences. Changes in foreign currency exchange rates may also impact the amount of revenue actually recognized in future periods. Accordingly, there can be no assurance that contracts included in backlog estimates will actually generate the specified revenues or that the actual revenues will be generated within the corresponding 60-month period.

Backlog should be considered in addition to, rather than as a substitute for, reported revenue and deferred revenue.

Forward-Looking Statements

This press release contains forward-looking statements based on current expectations that involve a number of risks and uncertainties. Generally, forward-looking statements do not relate strictly to historical or current facts and may include words or phrases such as “believes,” “will,” “expects,” “anticipates,” “intends,” and words and phrases of similar impact. The forward-looking statements are made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Forward-looking statements in this press release include, but are not limited to, statements regarding: (i) our excitement about the growth opportunities for Universal Payments in the electronic payments landscape; (ii) expectations regarding revenue, adjusted EBITDA, and new bookings growth in 2017; and (iii) expectations regarding revenue in the second quarter of 2017.

All of the foregoing forward-looking statements are expressly qualified by the risk factors discussed in our filings with the Securities and Exchange Commission. Such factors include, but are not limited to, increased competition, the success of our Universal Payments strategy, demand for our products, restrictions and other financial covenants in our credit facility, consolidations and failures in the financial services industry, customer reluctance to switch to a new vendor, the accuracy of management’s backlog estimates, the maturity of certain products, our strategy to migrate customers to our next generation products, ratable or deferred recognition of certain revenue associated with customer migrations and the maturity of certain of our products, failure to obtain renewals of customer contracts or to obtain such renewals on favorable terms, delay or cancellation of customer projects or inaccurate project completion estimates, volatility and disruption of the capital and credit markets and adverse changes in the global economy, our existing levels of debt, impairment of our goodwill or intangible assets, litigation, future acquisitions, strategic partnerships and investments, the complexity of our products and services and the risk that they may contain hidden defects or be subjected to security breaches or viruses, compliance of our products with applicable legislation, governmental regulations and industry standards, our ability to protect customer information from security breaches or attacks, our compliance with privacy regulations, the protection of our intellectual property in intellectual property litigation, exposure to credit or operating risks arising from certain payment funding methods, the cyclical nature of our revenue and earnings and the accuracy of forecasts due to the concentration of revenue-generating activity during the final weeks of each quarter, business interruptions or failure of our information technology and communication systems, our offshore software development activities, risks from operating internationally, including fluctuations in currency exchange rates, exposure to unknown tax liabilities, volatility in our stock price, our pending appeal of the $43 million judgement, plus $2.7 million of attorney fees and costs awarded against us in the BHMI litigation, and potential claims associated with our sale and transition of our CFS assets and liabilities. For a detailed discussion of these risk factors, parties that are relying on the forward-looking statements should review our filings with the Securities and Exchange Commission, including our most recently filed Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q.

ACI WORLDWIDE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited and in thousands, except share and per share amounts)

	March 31,	December 31,
	2017	2016
ASSETS
Current assets
Cash and cash equivalents	$99,744	$75,753
Receivables, net of allowances	183,482	268,162
Recoverable income taxes	6,749	4,614
Prepaid expenses	29,806	25,884
Other current assets	21,086	33,578

Total current assets	340,867	407,991

Noncurrent assets
Property and equipment, net	77,979	78,950
Software, net	175,708	185,496
Goodwill	913,014	909,691
Intangible assets, net	200,496	203,634
Deferred income taxes, net	85,440	77,479
Other noncurrent assets	37,302	39,054

TOTAL ASSETS	$1,830,806	$1,902,295

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$35,980	$42,873
Employee compensation	35,763	47,804
Current portion of long-term debt	17,701	90,323
Deferred revenue	109,990	105,191
Income taxes payable	10,982	11,334
Other current liabilities	54,153	78,841

Total current liabilities	264,569	376,366

Noncurrent liabilities
Deferred revenue	55,402	49,863
Long-term debt	679,133	653,595
Deferred income taxes, net	25,091	26,349
Other noncurrent liabilities	36,338	41,205

Total liabilities	1,060,533	1,147,378

Commitments and contingencies

Stockholders’ equity
Preferred stock	—	—
Common stock	702	702
Additional paid-in capital	604,362	600,344
Retained earnings	544,123	545,731
Treasury stock, at cost	(290,865)	(297,760)
Accumulated other comprehensive loss	(88,049)	(94,100)

Total stockholders’ equity	770,273	754,917

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,830,806	$1,902,295

ACI WORLDWIDE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited and in thousands, except per share amounts)

	For the Three Months Ended March 31,
	2017	2016
Revenues
Software as a service and platform as a service	$99,447	$111,736
License	59,381	37,423
Maintenance	54,471	57,331
Services	18,163	19,576

Total revenues	231,462	226,066

Operating expenses
Cost of revenue (1)	108,543	118,434
Research and development	37,285	43,604
Selling and marketing	27,137	29,992
General and administrative	32,503	26,068
Gain on sale of CFS assets	—	(151,952)
Depreciation and amortization	22,371	23,208

Total operating expenses	227,839	89,354

Operating income	3,623	136,712

Other income (expense)
Interest expense	(10,160)	(10,414)
Interest income	106	150
Other	649	(334)

Total other income (expense)	(9,405)	(10,598)

Income (loss) before income taxes	(5,782)	126,114
Income tax expense (benefit)	(4,174)	36,970

Net income (loss)	$(1,608)	$89,144

Earnings (loss) per common share
Basic	$(0.01)	$0.75
Diluted	$(0.01)	$0.74

Weighted average common shares outstanding
Basic	116,610	118,679
Diluted	116,610	119,938

(1)	The cost of revenue excludes charges for depreciation but includes amortization of purchased and developed software for resale.

ACI WORLDWIDE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited and in thousands)

	For the Three Months Ended March 31,
	2017	2016
Cash flows from operating activities:
Net income (loss)	$(1,608)	$89,144
Adjustments to reconcile net income (loss) to net cash flows from operating activities:
Depreciation	6,274	5,488
Amortization	19,364	21,024
Amortization of deferred debt issuance costs	1,734	1,578
Deferred income taxes	(5,919)	19,596
Stock-based compensation expense	6,297	9,711
Gain on sale of CFS assets	—	(151,952)
Other	538	(398)
Changes in operating assets and liabilities, net of impact of acquisitions:
Receivables	84,033	34,588
Accounts payable	(3,689)	(12,880)
Accrued employee compensation	(12,421)	3,036
Current income taxes	(3,339)	17,424
Deferred revenue	9,049	8,542
Other current and noncurrent assets and liabilities	(14,627)	(6,378)

Net cash flows from operating activities	85,686	38,523

Cash flows from investing activities:
Purchases of property and equipment	(6,566)	(7,138)
Purchases of software and distribution rights	(5,839)	(8,766)
Proceeds from sale of CFS assets	—	200,000
Other	—	(7,000)

Net cash flows from investing activities	(12,405)	177,096

Cash flows from financing activities:
Proceeds from issuance of common stock	693	731
Proceeds from exercises of stock options	7,035	237
Repurchase of restricted stock for tax withholdings	(3,155)	(40)
Repurchases of common stock	—	(52,449)
Proceeds from revolving credit facility	12,000	—
Repayment of revolving credit facility	(100,000)	(143,000)
Proceeds from term portion of credit agreement	415,000	—
Repayment of term portion of credit agreement	(370,477)	(23,823)
Payment of debt issuance costs	(5,340)	—
Payments on other debt and capital leases	(4,629)	(6,270)

Net cash flows from financing activities	(48,873)	(224,614)

Effect of exchange rate fluctuations on cash	(417)	1,125

Net increase (decrease) in cash and cash equivalents	23,991	(7,870)
Cash and cash equivalents, beginning of period	75,753	102,239

Cash and cash equivalents, end of period	$99,744	$94,369

ACI Worldwide, Inc.

Reconciliation of Selected GAAP Measures to Non-GAAP Measures (1)

(unaudited and in thousands, except per share data)

	FOR THE THREE MONTHS ENDED March 31,
Selected Non-GAAP Financial Data	2017 GAAP	Adj	2017 Non-GAAP	2016 GAAP	Adj	2016 Non-GAAP	$ Diff	% Diff
Total revenues (2)	$231,462	$—	$231,462	$226,066	$86	$226,152	$5,310	2%
Total expenses (3)	227,839	(6,065)	221,774	89,354	147,996	237,350	(15,576)	-7%
Operating income (loss)	3,623	6,065	9,688	136,712	(147,910)	(11,198)	20,886	-187%
Income (loss) before income taxes	(5,782)	6,065	283	126,114	(147,910)	(21,796)	22,079	-101%
Income tax expense (benefit) (4)	(4,174)	2,053	(2,121)	36,970	(56,856)	(19,886)	17,765	-89%

Net income (loss)	$(1,608)	$4,012	$2,404	$89,144	$(91,054)	$(1,910)	$4,314	-226%

Depreciation	6,274	—	6,274	5,488	—	5,488	786	14%
Amortization - acquisition related intangibles	4,783	—	4,783	5,791	—	5,791	(1,008)	-17%
Amortization - acquisition related software	7,192	—	7,192	7,486	—	7,486	(294)	-4%
Amortization - other	7,389	—	7,389	7,747	—	7,747	(358)	-5%
Stock-based compensation	6,297	—	6,297	9,711	—	9,711	(3,414)	-35%

Adjusted EBITDA	$35,558	$6,065	$41,623	$172,935	$(147,910)	$25,025	$16,598	66%

Earnings per share information
Weighted average shares outstanding
Basic	116,610	117,556	117,556	118,679	118,679	118,679
Diluted	116,610	118,775	118,775	119,938	119,938	119,938
Earnings (loss) per share
Basic	$(0.01)	$0.03	$0.02	$0.75	$(0.77)	$(0.01)	$0.03	300%
Diluted	$(0.01)	$0.03	$0.02	$0.75	$(0.76)	$(0.01)	$0.03	300%

(1)	This presentation includes non-GAAP measures. Our non-GAAP measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures, and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP.
(2)	Adjustment for Online Resources Corporation deferred revenue that would have been recognized in the normal course of business but was not recognized due to GAAP purchase accounting requirements.
(3)	Adjustment in Q1 2017 include employee related expenses of $5.7 million and $0.4 million for professional and other fees. In Q1 2016, adjustments included the gain on sale of CFS assets of $152.0 million and significant transaction related expenses of $4.0 million. Significant transaction related expenses includes, $2.4 million for employee related actions, $1.1 million for technology projects, and $0.5 million for professional and other fees in 2016.
(4)	Tax effect of revenue and significant transaction related adjustments.

	Quarter Ended March 31,
Reconciliation of Operating Free Cash Flow (millions)	2017	2016
Net cash provided by operating activities	$85.7	$38.5
Net after-tax payments associated with employee-related actions	2.4	1.9
Net after-tax payments associated with facility closures	0.2	—
Net after-tax payments associated with significant transaction related expenses	0.4	1.0
Less capital expenditures	(12.4)	(15.9)
Plus capital expenditures for European datacenter and cyber security	—	4.2

Operating Free Cash Flow	$76.3	$29.7

	Quarter Ended March 31,
Reconciliation excluding CFS impact (millions)	2017	2016
Total non-GAAP revenue	$231.5	$226.2
CFS product revenue	—	(15.4)

Total non-GAAP revenue excluding CFS	$231.5	$210.8

Total adjusted EBITDA	$41.6	$25.0
CFS adjusted EBITDA	—	(1.2)
Retained indirect costs during TSA period	—	1.0

Total adjusted EBITDA excluding CFS impact	$41.6	$24.8

	Quarter Ended March 31,
Monthly Recurring Revenue (millions)	2017	2016
Monthly SaaS and platform	$99.4	$111.7
Maintenance	54.5	57.3
Monthly license	18.8	17.1

Monthly Recurring Revenue	172.7	186.1
CFS contribution	—	14.3

Monthly Recurring Revenue	$172.7	$171.8